ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
HONGLI CLEAN ENERGY TECHNOLOGIES CORP.

Pursuant to Section 607.10025 and Section 607.1006 of the Florida Statutes, the Articles of Incorporation of HONGLI CLEAN ENERGY TECHNOLOGIES CORP., a Florida corporation (the "Corporation"), are hereby amended as follows:

1. The name of the Corporation is HONGLI CLEAN ENERGY TECHNOLOGIES CORP.

2. The document number is P96000081656.

3. At 8 a.m. (E.D.T.) on October 26, 2016 (the "Effective Date"), each ten (10) shares of the Corporation's issued and outstanding common stock, with a par value of $0.001 per share, shall be automatically combined into one (1) validly issued, fully paid and non-assessable share of common stock of the Corporation, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional shares as described below (the "Reverse Stock Split"). No certificates representing fractional shares of common stock shall be issued in connection with the Reverse Stock Split. Fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who would otherwise receive fractional shares shall instead receive the next largest whole number of shares of common stock of the Corporation.

4. The Reverse Stock Split and the amendment to the Articles of Incorporation were approved and adopted by the Board of Directors of the Corporation on September 15, 2016, in accordance with the provisions of Sections 607.10025 and 607.1006 of the Florida Statutes.

5. The amendment to the Articles of Incorporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the Reverse Stock Split exceeding the percentage of authorized shares that were unissued before the Reverse Stock Split.

6. As a result of the Reverse Stock Split, on the Effective Date, the 23,960,217 issued and outstanding common shares of the Corporation were automatically combined into 2,396,452 issued and outstanding common shares of the Corporation.

7. Article IV of the Articles of Incorporation is hereby amended to read in its entirety as follows:

"ARTICLE IV

I. **SHARES**

The capital stock of the Corporation shall consist of Ten Million (10,000,000) shares of common stock, with a par value of $0.001 per share.

The 23,960,217 issued and outstanding common shares of the Corporation, with a par value of $0.001 per share, on the date these Articles of Amendment are filed with the Florida Department of State (the "Effective Date") shall be automatically combined and converted (without any further act) into 2,396,452 validly issued, fully paid and non-assessable shares of commons stock of the Corporation, with a par value of $0.001, appropriately rounded up as provided below in this Article IV.

Notwithstanding the immediately preceding paragraph, no fractional shares of common stock shall be issued to the holders of record of common stock in connection with the foregoing combination of shares of common stock, and no certificates or scrip representing any such fractional shares shall be issued. Fractional shares created as a result of the foregoing combination shall be rounded up to the

next largest whole number, such that, in lieu of such fraction of a share, any holder of such fractional share shall instead receive one whole share of common stock.

Each stock certificate representing shares of common stock of the Corporation that was issued immediately prior to the Effective Date shall, from and after the Effective Date, automatically and without the necessity of presenting such certificate for exchange, represent the number of whole shares of common stock into which the shares of common stock represented by such certificate have been combined, as determined by this Article IV. If requested by a shareholder, the Secretary of the Corporation may cause a new certificate representing the number of whole shares of reclassified common stock to be issued to the holder of record of such shares within a reasonable time after such request is received together with the surrender of the original stock certificate.

IN WITNESS WHEREOF, the undersigned Chief Executive Officer of the Corporation has executed these Articles of Amendment to the Articles of Incorporation on the 20th day of October, 2016.

Name: Jianhua Lv

Title: Chief Executive Officer